Exhibit 32.1

CERTIFICATE OF

CHIEF EXECUTIVE OFFICER

AND

ACTING PRINCIPAL FINANCIAL OFFICER

OF

QUANTUM ENERGY, INC.

I, Richard Porterfield, Chief Executive Officer and Acting Principal Financial Officer of Quantum Energy, Inc. (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the quarter ended August 31, 2008 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at August 31, 2008, and the results of the Company’s operations for the quarter ended August 31, 2008.

Date: October 20, 2008

/s/ Richard Porterfield
Richard Porterfield
Chief Executive Officer and
Acting Chief Financial Officer